Exhibit 99.1

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1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442 • 954/429-1500 • 954/429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, January 31, 2006	TRADED: Nasdaq

DEVCON RECEIVES NOTICE REGARDING NONCOMPLIANCE WITH NASDAQ’S BOARD

COMPOSITION RULES

DEERFIELD BEACH, Fla, January 31 —Devcon International Corp. (NASDAQ: DEVC) announced that it has received a letter from the Nasdaq Stock Market dated January 25, 2006 informing Devcon that it no longer complies with the requirements of Marketplace Rule 4350(c)(1) for continued listing on the Nasdaq Stock Market. The rule requires that a majority of Devcon’s Board of Directors be independent.

As previously disclosed in the Form 8-K filed by Devcon on January 24, 2006, Mr. James R. Cast, resigned from Devcon’s Board of Directors. As a result of this change, the Board of Directors of Devcon is not currently comprised of a majority of independent directors as required by the Marketplace Rules of Nasdaq. Consistent with the Marketplace Rules, Devcon is provided a cure period until the earlier of its next annual shareholders’ meeting or January 23, 2007, in order to regain compliance. In the event Devcon does not regain compliance within this period, Devcon’s common stock will be delisted.

Devcon has begun a search for a qualified candidate to sit in the seat vacated by Mr. Cast and expects to be in compliance with Marketplace Rule 4350(c)(1) prior to the deadline set by Nasdaq.

About Devcon

Devcon has three operating divisions. The Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division now produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position

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or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President & CEO Devcon International Corp. 954/429-1500 -or- Investor Relations Consultants 727/781-5577 or E-mail: devc@mindspring.com